For Immediate Release
----------------------                                            Exhibit 99.1
November 3, 2005


            NORDSTROM OCTOBER SAME-STORE SALES INCREASE 6.4 PERCENT

    SEATTLE - November 3, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $556.2 million for the four-week period ending October 29, 2005, an increase of 8.7 percent compared to sales of $511.9 million for the four-week period ending October 30, 2004. Same-store sales increased 6.4 percent (1).

    Preliminary third quarter sales of $1.7 billion increased 8.0 percent compared to sales of $1.5 billion in 2004. Third quarter same-store sales increased 5.9 percent.

    Preliminary year-to-date sales of $5.4 billion increased 7.9 percent compared to sales of $5.0 billion in 2004. Year-to-date same-store sales increased 6.1 percent.

    On November 11th Nordstrom will open its 98th full-line store in Dallas, Texas at NorthPark Center.

SALES RECORDING
   To hear Nordstrom's prerecorded October sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                  Total Sales                      Same-store Sales (1)
                               -----------                      ----------------
(unaudited;          Fiscal       Fiscal     Percent       Total   Full-Line   Rack
 $ in millions)        2005         2004    Increase      Retail      Stores   Stores
                  ---------    ---------    --------      ------   ---------   ------
October             $556.2       $511.9        8.7%        6.4%        7.3%    11.4%
Third Quarter     $1,666.0     $1,542.1        8.0%        5.9%        6.1%    10.9%
Year-to-date      $5,426.9     $5,031.0        7.9%        6.1%        5.3%    14.8%

Number of stores
 Full-line              97           93
 Rack and other         57           56
 International
 Faconnable
  boutiques             32           31
                       ---          ---
     Total             186          180

Gross square
 footage         19,858,000  19,289,000


FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:
            Third Quarter Earnings        Thurs., Nov. 17, 2005
            November Sales Release        Thurs., Dec. 1, 2005
            December Sales Release        Thurs., Jan. 5, 2006
            January Sales Release         Thurs., Feb. 2, 2006

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 154 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 97 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 32 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                            Media Contact:
Stephanie Allen, 206-303-3262                Deniz Anders, 206-373-3038

(1) Effective February 2005, Nordstrom Direct sales, which include catalog and Internet, are included in Total Retail same-store sales. To serve as a basis for comparison, as this was not the case last year, a presentation of 2004 monthly, quarterly and full-year same-store sales that includes Nordstrom Direct is available on the Investor Relations homepage of our website under Recent Reports.